Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Amends Earn-Out Agreement with Shareholders
of Innovativ Systems Design, Inc.
•	Earn-Out Plan Amended for First Anniversary Payment to Shareholders of $35 Million

•	Maximum Earn-Out Reduced

•	Operating Flexibility Improved
BOCA RATON, Fla. — April 11, 2008 — Agilysys, Inc. (NASDAQ: AGYS), a leading provider of innovative IT solutions, today announced it has amended the original earn-out agreement payable to former shareholders of Innovativ Systems Design, Inc., a Sun Microsystems reseller.
Agilysys acquired Innovativ on July 2, 2007, for $100 million in cash, and additional consideration based on financial performance. Originally, Agilysys agreed to pay an earn-out of two dollars for every dollar of earnings before interest, taxes, depreciation and amortization (EBITDA) greater than $50 million in cumulative EBITDA over the first two years after closing the acquisition. The original agreement limited the maximum earn-out payment to $90 million.
Under the amended agreement, Agilysys will pay $35 million to all shareholders of Innovativ and, as part of this agreement, non-employee shareholders will receive no additional payments. In addition, the maximum total payout under the earn-out is reduced to $58.65 million, inclusive of the $35 million paid now. The EBITDA target required for the remaining employee shareholders to be eligible for an additional payout is now $67.5 million in cumulative EBITDA over the first two years after the close of the acquisition.
“I am pleased with the performance of Innovativ and the management team and the progress we’ve made in integrating Innovativ into the Agilysys organization, including consolidating procurement of Sun Microsystems products under Arrow Electronics,” said Arthur Rhein, chairman, president and chief executive officer of Agilysys. Rhein added, “The amended structure enables Agilysys — together with Innovativ employee shareholders — to maximize the value of the Innovativ acquisition by providing greater operating flexibility and reducing the earn-out payments to non-employee shareholders.”
About Agilysys, Inc.
 Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.
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Contact:
Martin Ellis
Executive Vice President, Treasurer and Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com